Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 17, 2013 to the consolidated financial statements of  Red Metal Resources, Ltd. which appears in Red Metal Resources’ Ltd. Annual Report on Form 10-K for the year ended January 31, 2013.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

August 15, 2013